[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331


                 CNA SURETY ANNOUNCES THIRD QUARTER 2003 RESULTS


CHICAGO, NOVEMBER 3, 2003 -- CNA Surety Corporation (NYSE:SUR) today reported a net loss for the third quarter of 2003 of $48.8 million, or $1.14 per share, compared to net income of $2.6 million, or $0.06 per share, for the same period in 2002. This decrease reflects material adverse claim developments in the quarter which resulted in higher current year provisions for incurred losses and net unfavorable loss reserve development for prior accident years.

For the quarter ended September 30, 2003, underwriting losses increased $83.5 million to $85.8 million. The loss and combined ratios were 148.9 percent and
213.5 percent, respectively, for the third quarter of 2003, compared to 44.7 percent and 102.8 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 primarily relate to net reserve additions in the quarter of approximately $88 million, which included approximately $49 million for the current accident year and $39 million for net adverse loss reserve development for prior accident years on the Company's branch commercial and contract business. The net additions to reserves for the current accident year primarily relate to two large claims totaling $23 million incurred in the quarter (including a $15 million net loss payment on an insurance program bond announced earlier in the quarter) and changes in estimates of potential additional large losses resulting from this material adverse claim activity. The net adverse development on prior accident years includes changes in estimates of $17 million with respect to another insurance program bond for which the Company received a payment demand in early October and $8 million pertaining to self insured workers compensation bonds that the Company issued in the 1980s on behalf of now bankrupt companies. The expense ratio for the third quarter of 2003 of 64.6 percent was negatively impacted by higher reinsurance costs of $8.1 million.

For the quarter ended September 30, 2003, gross written premiums decreased three percent to $94.2 million. Contract surety increased approximately two percent to $56.9 million, primarily due to improving rates. Commercial surety decreased 13 percent to $30.0 million. This was primarily due to the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts that were partially offset by continued strong volume growth in small commercial products and improving rates. Ceded written premiums increased $3.6 million to $14.2 million for the third quarter of 2003 compared to the same period of last year primarily due to changes in the Company's reinsurance programs. Net written premiums decreased seven percent to $80.0 million.

For the quarter ended September 30, 2003, net investment income decreased nine percent to $6.4 million compared to $7.0 million for the third quarter of 2002. The decrease reflects the impact of lower investment yields primarily due to greater investment in tax-exempt securities. The annualized pretax yields were 4.3% and 4.8% for the three months ended September 30, 2003 and 2002, respectively.

For the nine months ended September 30, 2003, the net loss was $29.0 million, or $0.68 per share, compared to net income of $26.1 million, or $0.61 per share, in 2002. This decrease primarily reflects material adverse claim developments during the third quarter that resulted in higher current year provisions for incurred losses and net unfavorable loss reserve development for prior accident years.

For the nine months ended September 30, 2003, the Company had an underwriting loss of $73.2 million compared to underwriting income of $17.4 million in the prior period. The loss and combined ratios were 69.0 percent and 133.4 percent, respectively, for the first nine months of 2003, compared to 32.2 percent and
92.2 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 principally relate to higher current year provisions for incurred losses and prior year net loss reserve development on the Company's branch commercial and contract business, as well as higher reinsurance costs. The expense ratio increased to 64.4 percent for the first nine months of 2003 compared to 60.0 percent for the same period in 2002, primarily due to the impact of higher reinsurance costs on net earned premiums.

For the nine months ended September 30, 2003, gross written premiums increased three percent to $283.3 million. Premiums for contract increased six percent to $157.7 million due primarily to improving rates. Commercial premiums decreased one percent to $103.1 million due to the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts that were partially offset by continued strong bond volume growth in small commercial products and improving rates. Ceded written premiums increased $7.7 million to $45.1 million for the first nine months of 2003 compared to the same period last year primarily due to changes in the Company's reinsurance programs. Net written premiums increased one percent to $238.2 million.

For the nine months ended September 30, 2003, net investment income decreased seven percent to $19.8 million compared to $21.3 million for the same period in 2002. The decrease reflects the impact of lower investment yields and greater investment in tax-exempt securities. The annualized pretax yields were 4.5% and 4.9% for the nine months ended September 30, 2003 and 2002, respectively.

As of September 30, 2003, stockholders' equity decreased to $393.8 million, or $9.16 per share, down six percent from December 31, 2002. Combined statutory surplus totaled $161.2 million at September 30, 2003, resulting in a net written premium to statutory surplus ratio of 1.9 to 1.

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance, much like that of other surety companies and commercial credit providers, has been materially impacted by the significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operation could be negatively impacted by continued adverse trends in corporate defaults.

The Company has not repurchased any of its shares in 2003. As of September 30, 2003, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the period ended September 30, 2003 will be contained in the Company's Form 10Q to be filed with the Securities and Exchange Commission by November 14, 2003. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on November 4, 2003. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, John S. Heneghan, Chief Financial Officer of CNA Surety Corporation, and John F. Corcoran, Senior Vice President of CNA Surety Corporation. It will also be broadcast live on the internet at: http://www.firstcallevents.com/service/ajwz392792435gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 11:00 a.m. Central time on November 4, 2003 until 11:00 a.m. on November 11, 2003 by dialing 800-839-6713, passcode 5927605 or over the Internet at the foregoing websites.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #





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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                       --------------------------    ---------------------------
                                                          2003            2002           2003           2002
                                                       -----------    -----------    -----------     -----------
OPERATING RESULTS:

Gross written premiums                                 $    94,222    $    97,029    $   283,339     $   274,595
                                                       ===========    ===========    ===========     ===========

Net written premiums                                   $    79,950    $    86,385    $   238,205     $   237,174
                                                       ===========    ===========    ===========     ===========

Revenues:
  Net earned premiums                                  $    75,544    $    79,196    $   219,220     $   222,159
  Net investment income                                      6,429          7,031         19,780          21,258
  Net realized investment gains                                  1           (698)         1,829             625
                                                       -----------    ------------   -----------     -----------
     Total revenues                                         81,974         85,529        240,829         244,042
                                                       -----------    -----------    -----------     -----------


Expenses:
  Net losses and loss adjustment expenses(1)               112,492         35,380        151,333          71,633
  Net commissions, brokerage and
       other underwriting expenses                          48,805         46,027        141,041         133,173
  Interest expense                                             372            407          1,180           1,310
                                                       -----------    -----------    -----------     -----------
     Total expenses                                        161,669         81,814        293,554         206,116
                                                       -----------    -----------    -----------     -----------

Income (loss) before income taxes                         (79,695)          3,715       (52,725)          37,926

Income taxes                                              (30,854)          1,098       (23,712)          11,850
                                                       -----------    -----------    -----------     -----------

NET INCOME (LOSS)                                        ($48,841)    $     2,617      ($29,013)     $    26,076
                                                       ===========    ===========    ===========     ===========

Basic earnings per common share                            ($1.14)         $0.06        ($ 0.68)           $0.61
                                                           =======         =====         =======           =====

Diluted earnings per common share                          ($1.14)         $0.06        ($ 0.68)           $0.61
                                                            ======         =====         =======           =====

Basic weighted average shares outstanding                   42,971         42,945         42,962          42,896
                                                       ===========    ===========    ===========     ===========

Diluted weighted average shares outstanding                 42,994         43,094         42,985          43,048
                                                       ===========    ===========    ===========     ===========


Dividends Paid Per Share                              $         --   $       0.15    $        --     $      0.45
                                                      ============   ============    ===========     ===========

--------------------------------
See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                       --------------------------    ---------------------------
                                                          2003            2002           2003           2002
                                                       -----------    -----------    -----------     -----------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                             $   56,863     $   55,503    $   157,651     $   148,773
   Commercial                                               29,970         34,630        103,145         104,615
   Fidelity and other                                        7,389          6,896         22,543          21,207
                                                       -----------    -----------    -----------     -----------
                                                            94,222         97,029        283,339         274,595
                                                       ===========    ===========    ===========     ===========
Net written premiums:
  Contract                                             $    50,398    $    50,527    $   137,094     $   131,709
  Commercial                                                22,508         29,289         79,591          85,232
  Fidelity and other                                         7,044          6,570         21,520          20,233
                                                       -----------    -----------    -----------     -----------
                                                       $    79,950    $    86,386    $   238,205     $   237,174
                                                       ===========    ===========    ===========     ===========


Net earned premiums                                    $    75,544    $    79,196    $   219,220     $   222,159
Net losses and loss adjustment expenses (1)                112,492         35,380        151,333          71,633
Net commissions, brokerage and other
      underwriting expenses                                 48,805         46,027        141,041         133,173
                                                       -----------    -----------    -----------     -----------
Underwriting income (loss)                                 (85,753)        (2,211)      (73,154)          17,353
Net investment income                                        6,429          7,031         19,780          21,258
Net realized investment gains (losses)                           1          (698)          1,829             625
Interest expense                                               372            407          1,180           1,310
                                                       -----------    -----------    -----------     -----------
Income (loss) before income taxes                         (79,695)          3,715       (52,725)          37,926
Income taxes                                              (30,854)          1,098       (23,712)          11,850
                                                       -----------    -----------    -----------     -----------
NET INCOME (LOSS)                                      $  (48,841)    $     2,617      ($29,013)     $    26,076
                                                       ===========    ===========    ===========     ===========


Loss ratio (1)                                               148.9%          44.7%          69.0%           32.2%
Expense ratio                                                 64.6           58.1           64.4            60.0
                                                       -----------     ----------    -----------     -----------
Combined ratio (1)                                           213.5%         102.8%         133.4%           92.2%
                                                       ===========     ==========    ===========     ===========

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                       --------------------------    ---------------------------
                                                          2003            2002           2003           2002
                                                       -----------    -----------    -----------     -----------
CASH FLOW DATA:

Net cash provided by operations                        $    23,224    $    36,623    $     2,611      $    73,613

                                                                                     SEPTEMBER 30,    December 31,
CONSOLIDATED BALANCE SHEET DATA:                                                         2003            2002
                                                                                     -------------    ------------

Invested assets and cash                                                             $   630,450      $   638,204
Intangible assets, net                                                                   138,785          143,785
Total assets                                                                           1,129,254        1,091,192

Insurance reserves                                                                       614,374          519,646
Long-term debt                                                                            50,418           60,816
Total stockholders' equity                                                               393,843          419,139

Book value per
share                                                                                $      9.16      $      9.76

Outstanding shares                                                                        42,977           42,947
                                                                                     ===========      ===========

-----------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $38,961, or 51.6%, and $4,158, or 5.3%, for three months ended September 30, 2003 and 2002, respectively, and an addition of $39,301 or 17.9%, and $5,067, or 2.3%, for nine months ended September 30, 2003 and 2002, respectively.